UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 27, 2017

Proto Labs, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-35435	41-1939628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5540 Pioneer Creek Drive Maple Plain, Minnesota	55359
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(763) 479-3680

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 27, 2017, Proto Labs, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as lender (“Wells Fargo”). The Credit Agreement provides the Company with a committed $30 million unsecured revolving credit facility (the “Facility”), which includes a $5 million letter of credit sub-facility.

The commitments under the Facility will expire on November 30, 2019, and any loans outstanding on such date will mature and be payable on such date.

The Company’s obligations under the Credit Agreement are guaranteed by the Company’s domestic subsidiaries.

Loans under the Facility bear interest at a rate per annum equal to, at the election of the Company, either (i) a fluctuating rate per annum equal to daily one month LIBOR plus 1%, or (ii) a fixed rate per annum equal to LIBOR for an interest period of one, two or six months (as designated by the Company) plus 1%.

In addition, the Company will pay a commitment fee on the average daily unused amount of the Facility at a rate per annum equal to 0.15%.

The Credit Agreement requires the Company to maintain, as of the last day of each fiscal quarter, (a) a consolidated total leverage ratio for the period of four consecutive fiscal quarters ending on such date of not greater than 2.00 to 1.00, and (b) consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date of not less than $40,000,000. The Credit Agreement also contains other customary affirmative and negative covenants, including without limitation, covenants that restrict the right of the Company and its subsidiaries to merge, to lease, sell or otherwise dispose of any assets, to incur indebtedness, to make investments and to grant liens on their assets, all subject to customary and negotiated exceptions.

The Credit Agreement contains customary events of default, the occurrence of which would permit Wells Fargo to terminate its commitments and accelerate loans under the Facility, including, without limitation, failure to make payments under the Facility, failure to comply with covenants in the Credit Agreement and other loan documents, cross default to other material indebtedness of the Company or any of its subsidiaries upon acceleration of such other indebtedness, failure of the Company or any of its subsidiaries to pay or discharge material judgments, bankruptcy of the Company or any of its domestic subsidiaries, and change of control of the Company.

Wells Fargo has performed and may continue to perform commercial banking and financial services for the Company and its subsidiaries for which they have received and will continue to receive customary fees.

The foregoing description of the Credit Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously announced, on November 16, 2017, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Rapid Manufacturing Group, LLC ("RAPID") and each of the members of RAPID listed therein. The parties completed the acquisition on November 30, 2017, and pursuant to the Purchase Agreement, the Company acquired all of the outstanding membership interests of RAPID for $120 million consisting of $110 million in cash and $10 million in the Company’s stock.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

 The historical financial statements required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

The pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits

2.1

Membership Interest Purchase Agreement, dated November 16, 2017, by and among Proto Labs, Inc., Rapid Manufacturing Group, LLC and the members listed therein. (Certain schedules and exhibits have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.)(1)

10.1	Credit Agreement, dated November 27, 2017, by and among Proto Labs and Wells Fargo Bank, National Association

(1)          Previously filed as Exhibit 2.1 to the Company’s Form 8-K (File No. 001-35435), filed with the Commission on November 21, 2017, and incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Proto Labs, Inc.

Date:	December 1, 2017	By:	/s/ John A. Way
John A. Way
Chief Financial Officer